Exhibit 10.47

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of October 5, 2007, by and between WISE METALS GROUP LLC, a Delaware limited liability company (the “Company”), THE TEACHERS’ RETIREMENT SYSTEM OF ALABAMA (“TRSA”), and THE EMPLOYEES’ RETIREMENT SYSTEM OF ALABAMA (“ERSA” and, together with TRSA, the “Investors”).

WHEREAS:

A. The Company, TRSA and ERSA have entered into a Preferred Membership Interest Purchase Agreement (the “Securities Purchase Agreement”), dated as of October 4, 2007, pursuant to which the Company has agreed to issue and sell to the Investors an aggregate amount of $75 million convertible preferred membership interests in the Company (the “Preferred Interest”);

B. Concurrently herewith, the Company, the Investors and the other members of the Company are entering into the LLC Agreement (as hereinafter defined), pursuant to which the parties thereto have agreed to, among other things, certain first offer, drag-along and tag-along rights, certain governance rights and obligations and certain negative covenants;

C. To induce the Investors to purchase the Preferred Interest, and induce the parties hereto to execute and deliver the Securities Purchase Agreement, the Company has agreed to provide certain registration rights under the Securities Act of 1933, as amended, and the rules and regulations thereunder, or any similar successor statute (collectively, the “Securities Act”); and

D. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Securities Purchase Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Investors hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions

As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“Affiliate” shall mean any Person who is an “affiliate” as defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

“Agreement” means this Agreement as the same may be amended, supplemented or modified in accordance with the terms hereof.

“Approved Underwriter” has the meaning set forth in Section 2.6.

“Board of Directors” means the Board of Directors of the Company.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the State of Alabama or the State of New York are authorized or required by law or executive order to close.

“Commission” means the Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

“Common Interest” means the common membership interests of the Company or any other equity interest of the Company into which such common membership interest is reclassified or reconstituted.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Underwriter” has the meaning set forth in Section 3.1.

“Demand Registration” has the meaning set forth in Section 2.1,

“Designated Holder” means each of the Investor Holders and any transferee of any of them to whom Registrable Securities have been transferred in accordance with Section 9.5 of this Agreement, other than a transferee to whom Registrable Securities have been transferred pursuant to a Registration Statement under the Securities Act or Rule 144 or Regulation S under the Securities Act (or any successor thereto).

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

“Holders’ Counsel” has the meaning set forth in Section 6.1 (a).

“Incidental Registration” has the meaning set forth in Section 3.1.

“Indemnified Party” has the meaning set forth in Section 7.3.

“Indemnifying Party” has the meaning set forth in Section 7.3.

“Initial Public Offering” means the initial public offering of the Common Interests of the Company pursuant to an effective Registration Statement filed under the Securities Act.

“Initiating Holders” has the meaning set forth in Section 2.1.

“Inspector” has the meaning set forth in Section 6.1(g).

“Investors” has the meaning set forth in the preamble to this Agreement.

“Investor Holders” means each Investor and any Permitted Transferee (as defined in the LLC Agreement) thereof to whom Registrable Securities are transferred in accordance with Paragraph 7.1 of the LLC Agreement (so long as such agreement is in effect) and with Section 9.5 of this Agreement.

“IPO Effectiveness Date” means the date upon which the Company closes its Initial Public Offering.

“Liability” has the meaning set forth in Section 7.1.

“LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement, dated the date hereof, among the Company, the Investors and the other members of the Company.

“Person” means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, government (or an agency or political subdivision thereof) or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“Preferred Interest” has the meaning set forth in the recitals to this Agreement.

“Records” has the meaning set forth in Section 6.1(g).

“Registrable Securities” means each of the following: (a) any and all Common Interests owned by the Designated Holders or issued or issuable upon conversion of the Preferred Interest and any Common Interests issued or issuable upon conversion of any preferred membership interest or exercise of any warrants acquired by any of the Designated Holders after the date hereof, (b) any other Common Interest acquired or owned by any of the Designated Holders prior to the IPO Effectiveness Date and (c) any Common Interest issued or issuable to any of the Designated Holders with respect to the Registrable Securities by way of dividend or in connection with a combination of interests, recapitalization, merger, consolidation or other reorganization or otherwise and any Common Interest issuable upon conversion, exercise or exchange thereof.

“Registration Expenses” has the meaning set forth in Section 6.4.

“Registration Statement” means a registration statement filed pursuant to the Securities Act.

“RSA Directors” means the two directors appointed by the Investors in accordance with the terms of the Securities Purchase Agreement.

“S-3 Initiating Holders” has the meaning set forth in Section 4.1 of this Agreement.

“S-3 Registration” has the meaning set forth in Section 4.1.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Securities Purchase Agreement” has the meaning set forth in the recitals to this Agreement.

“Valid Business Reason” has the meaning set forth in Section 2.1.

ARTICLE 2

DEMAND REGISTRATION

2.1 Request for Demand Registration. At any time commencing on or after the date that is one hundred eighty (180) days after the IPO Effectiveness Date (or any longer period agreed to between the Investor Holders and the underwriter managing such IPO), the Investor Holders holding at least 25% of the Registrable Securities then held by all of the Investor Holders (the “Initiating Holders”), may make a written request to the Company to register, and the Company shall register, under the Securities Act (other than pursuant to a Registration Statement on Form S-4 or S-8 or any successor thereto) (a “Demand Registration”), the number of Registrable Securities stated in such request; provided, however, that the Company shall not be obligated to effect more than two (2) such Demand Registrations for the Investor Holders; provided, further, that the Company shall not be obligated to effect a Demand Registration within six (6) months after the effective date of the immediately preceding Demand Registration. For purposes of the preceding sentence, the filing of two or more Registration Statements in response to one demand shall be counted as one Demand Registration. If the Board of Directors, in its good faith judgment, determines that any registration of Registrable Securities should not be made or continued because (i) it would require the Company to make public disclosure of information, the public disclosure of which would have a material adverse effect upon the Company or (ii) it would materially interfere with any material financing, acquisition, corporate reorganization or merger or other material transaction involving the Company (a “Valid Business Reason”), the Company may (x) postpone filing a registration statement relating to a Demand Registration until such Valid Business Reason no longer exists, but in no event for more than ninety (90) days, and (y) in case a registration statement has been filed relating to a Demand Registration, if the Valid Business Reason has not resulted from actions taken by the Company, the Company, upon the approval of a majority of the Board of Directors (as defined in the LLC Agreement), such majority to include the RSA Directors, may cause such registration statement to be withdrawn and its effectiveness terminated or may postpone amending or supplementing such registration statement. The Company shall give written notice of its determination to postpone or withdraw a registration statement and of the fact that the Valid Business Reason for such postponement or withdrawal no longer exists, in each case, promptly after the occurrence thereof. Notwithstanding anything to the contrary contained herein, the Company may not postpone or withdraw a filing under this Section 2.1 more than once in any twelve (12) month period. Each request for a Demand Registration by the Initiating Holders shall state the amount of the Registrable Securities proposed to be sold and the intended method of disposition thereof.

2.2 Incidental or “Piggy-Back” Rights with Respect to a Demand Registration. Each of the Designated Holders (other than Initiating Holders which have requested a registration under Section 2.1) may offer its Registrable Securities under any Demand Registration pursuant to this Section 2.2. Within five (5) days after the receipt of a request for a Demand Registration from an Initiating Holder, the Company shall (i) give written notice thereof to all of the Designated Holders (other than Initiating Holders which have requested a registration under Section 2.1) and (ii) subject to Section 2.5, include in such registration all of the Registrable Securities held by such Designated Holders from whom the Company has received a written request for inclusion therein within twenty (20) days of the receipt by such Designated Holders of such written notice referred to in clause (i) above. Each such request by such Designated Holders shall specify the number of Registrable Securities proposed to be registered. The failure of any Designated Holder to respond within such 20-day period referred to in clause (ii) above shall be deemed to be a waiver of such Designated Holder’s rights under this Article 2 with respect to such Demand Registration. Any Designated Holder may waive its rights under this Article 2 prior to the expiration of such 20-day period by giving written notice to the Company, with a copy to the Initiating Holders. If a Designated Holder sends the Company a written request for inclusion of part or all of such Designated Holder’s Registrable Securities in a registration, such Designated Holder shall not be entitled to withdraw or revoke such request without the prior written consent of the Company in its sole discretion unless, as a result of facts or circumstances arising after the date on which such request was made relating to the Company or to market conditions, such Designated Holder reasonably determines that participation in such registration would have a material adverse effect on such Designated Holder.

2.3 Effective Demand Registration.

(a) The Company will file or, if permitted, submit confidentially, a Registration Statement relating to any Demand Registration as promptly as practicable (but in any event within 45 days in the case of a registration made on Form S-1, or a comparable successor form, as applicable, or 30 days in the case of any registration eligible to be made on Form S-3 or a comparable successor form, as applicable), after it receives a request under Section 2.1 hereof. The Company will use its reasonable best efforts to cause the Registration Statement to be declared effective by the Commission as soon as practicable thereafter. A registration shall not constitute a Demand Registration until it has become effective and remains continuously effective for the lesser of (i) the period during which all Registrable Securities registered in the Demand Registration are sold and (ii) 180 days; provided, however, that a registration shall not constitute a Demand Registration if (x) after such Demand Registration has become effective, such registration or the related offer, sale or distribution of Registrable Securities thereunder is interfered with by any stop order, injunction or other order or requirement of the Commission or other governmental agency or court for any reason not attributable to the Initiating Holders and such interference is not thereafter eliminated, (y) the conditions specified in the underwriting agreement, if any, entered into in connection with such Demand Registration are not satisfied or waived, other than by reason of a failure by the Initiating Holder or (z) such Demand Registration is withdrawn in accordance with Section 2.1 due to a Valid Business Reason.

(b) Notwithstanding anything set forth elsewhere herein, if any registration prepared by the Company at the request of Initiating Holders pursuant to this Article 2 is not filed or does not become effective as a result of the decision of the Initiating Holders or any underwriter designated by them other than because of the Company’s failure to comply with its obligations hereunder, because of a material adverse change in the Company’s business or another reason primarily attributable to the Company, and the Investor Holders elect not to pay all of the Registration Expenses incurred in connection with such registration request, then such registration shall count as one of the two Demand Registrations that the Investor Holders may make pursuant to Section 2.1.

2.4 Expenses. The Company shall pay all Registration Expenses in connection with a Demand Registration, whether or not such Demand Registration becomes effective.

2.5 Underwriting Procedures. If the Company or the Initiating Holders holding a majority of the Registrable Securities held by all of the Initiating Holders so elect, the Company shall use its reasonable best efforts to cause such Demand Registration to be in the form of a firm commitment underwritten offering and the managing underwriter or underwriters selected for such offering shall be the Approved Underwriter selected in accordance with Section 2.6. In connection with any Demand Registration under this Article 2 involving an underwritten offering, none of the Registrable Securities held by any Designated Holder making a request for inclusion of such Registrable Securities pursuant to Section 2.2 hereof shall be included in such underwritten offering unless such Designated Holder accepts the terms of the offering as agreed upon by the Company, the Initiating Holders and the Approved Underwriter, and then only in such quantity as will not, in the opinion of the Approved Underwriter, jeopardize the success of such offering by the Initiating Holders. If the Approved Underwriter advises the Company that the aggregate amount of such Registrable Securities requested to be included in such offering is sufficiently large to have a material adverse effect on the success of such offering, then the Company shall include in such registration only the aggregate amount of Registrable Securities that the Approved Underwriter believes may be sold without any such material adverse effect and shall reduce the amount of Registrable Securities to be included in such registration, with such reduction applying first as to the Company, second as to the Investor Holders who are not Initiating Holders and who request to participate in such registration pursuant to Section 2.2 hereof as a group, and third as to the Initiating Holders as a group, pro rata within each group based on the number of Registrable Securities owned by each such Initiating Holder, as the case may be.

2.6 Selection of Underwriters. If any Demand Registration or S-3 Registration, as the case maybe, of Registrable Securities is in the form of an underwritten offering, the Company shall select and obtain an investment banking firm of national reputation to act as the managing underwriter of the offering (the “Approved Underwriter”); provided, however, that the Approved Underwriter shall, in any case, also be approved by the Initiating Holders or S-3 Initiating Holders, as the case may be, such approval not to be unreasonably withheld.

ARTICLE 3

INCIDENTAL OR “PIGGY-BACK” REGISTRATION

3.1 Request for Incidental Registration. At any time after the IPO Effectiveness Date, if the Company proposes to file a Registration Statement under the Securities Act with respect to an offering by the Company of its equity securities for cash for its own account (other than (a) a Registration Statement in which the only equity securities being registered are equity securities issuable upon conversion of debt securities which are also being registered, (b) a Registration Statement on Form S-4 or Form S-8, or any successor thereto, or otherwise primarily in connection with a Company stock incentive plan, (c) a Registration Statement in connection with an exchange offer of securities solely to existing security holders of the Company, or (d) a Registration Statement pursuant to Rule 145 of the Securities Act) or for the account of any member of the Company other than the Designated Holders, then the Company shall give written notice of such proposed filing to each of the Designated Holders at least thirty (30) days before the anticipated filing date, and such notice shall describe the proposed registration and distribution and offer such Designated Holders the opportunity to register the number of Registrable Securities as each such Designated Holders may request (an “Incidental Registration”). The Company shall use its reasonable best efforts (within twenty (20) days of the notice provided for in the preceding sentence) to cause the managing underwriter or underwriters in the case of a proposed underwritten offering (the “Company Underwriter”) to permit each of the Designated Holders who have requested in writing to participate in the Incidental Registration to include its or his Registrable Securities in such offering on the same terms and conditions as the securities of the Company or the account of such other member, as the case may be, included therein, provided that (other than as set forth in Articles 2 and 4 and as may be otherwise set forth in this Article 3) the Company shall have the right to postpone or withdraw, in its sole discretion, any such registration without obligation to any Designated Holder. In connection with any Incidental Registration under this Section 3.1 involving an underwritten offering, the Company shall not be required to include any Registrable Securities in such underwritten offering unless the Designated Holders accept the terms of the underwritten offering as agreed upon between the Company, such other members, if any, and the Company Underwriter, and then only in such quantity as the Company Underwriter believes will not jeopardize the success of the offering by the Company. If the Company Underwriter determines that the registration of all or part of the Registrable Securities which the Investor Holders have requested to be included would materially adversely affect the success of such offering, then the Company shall be required to include in such Incidental Registration, to the extent of the amount that the Company Underwriter believes may be sold without causing such material adverse effect, first, all of the securities to be offered for the account of the Company; second, the Registrable Securities to be offered for the account of the Investor Holders pursuant to this Article 3, pro rata based on the number of Registrable Securities owned by each such Investor Holder; and third, any other securities requested to be included in such offering.

3.2 Expenses. The Company shall bear all Registration Expenses in connection with any Incidental Registration pursuant to this Article 3, whether or not such Incidental Registration becomes effective.

ARTICLE 4

FORM S-3 REGISTRATION

4.1 Request for a Form S-3 Registration. Upon the Company becoming eligible for use of Form S-3 (or any successor form thereto) under the Securities Act in connection with a public offering of its securities, in the event that the Company shall receive from Investor

Holders holding 25% of the Registrable Securities then held by all of the Investor Holders (the “S-3 Initiating Holders”), a written request that the Company register, under the Securities Act on Form S-3 (or any successor form then in effect) (an “S-3 Registration”), all or a portion of the Registrable Securities owned by such S-3 Initiating Holders, the Company shall give written notice of such request to all of the Designated Holders (other than S-3 Initiating Holders which have requested an S-3 Registration under this Section 4.1) at least ten (10) days before the anticipated filing date of such Form S-3, and such notice shall describe the proposed registration and offer such Designated Holders the opportunity to register the number of Registrable Securities as each such Designated Holder may request in writing to the Company, given within ten (10) days after their receipt from the Company of the written notice of such registration. If requested by the S-3 Initiating Holders such S-3 Registration shall be for an offering on a continuous basis pursuant to Rule 415 under the Securities Act. With respect to each S-3 Registration, the Company shall subject to Section 4.2 (i) include in such offering the Registrable Securities of the S-3 Initiating Holders and (ii) use its reasonable best efforts to (x) cause such registration pursuant to this Section 4.1 to become and remain effective as soon as practicable, but in any event not later than forty-five (45) days after it receives a request therefor and (y) include in such offering the Registrable Securities of the Designated Holders (other than S-3 Initiating Holders which have requested an S-3 Registration under this Section 4.1) who have requested in writing to participate in such registration on the same terms and conditions as the Registrable Securities of the S-3 Initiating Holders included therein.

4.2 Form S-3 Underwriting Procedures. If the S-3 Initiating Holders holding a majority of the Registrable Securities held by all of the S-3 Initiating Holders so elect, the Company shall use its reasonable best efforts to cause such S-3 Registration pursuant to this Article 4 to be in the form of a firm commitment underwritten offering and the managing underwriter or underwriters selected for such offering shall be the Approved Underwriter selected in accordance with Section 2.6. In connection with any S-3 Registration under Section 4.1 involving an underwritten offering, the Company shall not be required to include any Registrable Securities in such underwritten offering unless the Designated Holders thereof accept the terms of the underwritten offering as agreed upon between the Company, the Approved Underwriter and the S-3 Initiating Holders, and then only in such quantity as such underwriter believes will not jeopardize the success of such offering by the S-3 Initiating Holders. If the Approved Underwriter believes that the registration of all or part of the Registrable Securities which the S-3 Initiating Holders and the other Designated Holders have requested to be included would materially adversely affect the success of such public offering, then the Company shall be required to include in the underwritten offering, to the extent of the amount that the Approved Underwriter believes maybe sold without causing such material adverse effect, first, all of the Registrable Securities to be offered for the account of the S-3 Initiating Holders, pro rata based on the number of Registrable Securities owned by such S-3 Initiating Holders; second, the Registrable Securities to be offered for the account of the other Designated Holders who requested inclusion of their Registrable Securities pursuant to Section 4.1, pro rata based on the number of Registrable Securities owned by such Designated Holders; and third, any other securities requested to be included in such offering.

4.3 Limitations on Form S-3 Registrations. If the Board of Directors has a Valid Business Reason, the Company may (x) postpone filing or suspend the effectiveness of a registration statement relating to a S-3 Registration until such Valid Business Reason no longer exists, but in no event for more than ninety (90) days, and (y) in case a registration statement has been filed relating to a S-3 Registration, if the Valid Business Reason has not resulted from actions taken by the Company, the Company, upon the approval of a majority of the Board of Directors, such majority to include the RSA Directors, may cause such registration statement to be withdrawn and its effectiveness terminated or may postpone amending or supplementing such registration statement. The Company shall give written notice of its determination to postpone, suspend or withdraw a registration statement and of the fact that the Valid Business Reason for such postponement, suspend or withdrawal no longer exists, in each case, promptly after the occurrence thereof. Notwithstanding anything to the contrary contained herein, the Company may not postpone or withdraw a filing due to a Valid Business Reason more than once in any twelve (12) month period. In addition, the Company shall not be required to effect any registration pursuant to Section 4.1, (i) within one hundred eighty (180) days after the effective date of any other Registration Statement of the Company, (ii) if within the twelve (12) month period preceding the date of such request, the Company has effected one (1) registration on Form S-3 pursuant to Section 4.1, or (iii) if Form S-3 is not available for such offering by the S-3 Initiating Holders.

4.4 Expenses. The Company shall bear all Registration Expenses in connection with any S-3 Registration pursuant to this Article 4, whether or not such S-3 Registration becomes effective.

4.5 No Demand Registration. No registration requested by any S-3 Initiating Holder pursuant to this Article 4 shall be deemed a Demand Registration pursuant to Article 2.

ARTICLE 5

HOLDBACK AGREEMENTS

5.1 Restrictions on Public Sale by Designated Holders. To the extent (i) requested (A) by the Company, the Initiating Holders or the S-3 Initiating Holders, as the case may be, in the case of a non-underwritten public offering and (B) by the Approved Underwriter or the Company Underwriter, as the case may be, in the case of an underwritten public offering and (ii) all of the Company’s officers, directors and holders in excess of one percent (1%) of its outstanding capital interests execute agreements identical to those referred to in this Section 5.1, each Designated Holder of Registrable Securities agrees (x) not to effect any public sale or distribution of any Registrable Securities or of any securities convertible into or exchangeable or exercisable for such Registrable Securities, including a sale pursuant to Rule 144 or Regulation S under the Securities Act, or offer to sell, contract to sell (including without limitation, by means of a short sale), grant any option to purchase or enter into any hedging or similar transaction with the same economic effect as a sale of Registrable Securities and (y) not to make any request for a Demand Registration or S-3 Registration under this Agreement, during the 180-day period or such shorter period, if any, mutually agreed upon by such Designated Holder and the requesting party beginning on the effective date of the Registration Statement (except as part of such registration) for the Initial Public Offering.

5.2 Restrictions on Public Sale by the Company. The Company agrees not to effect any public sale or distribution of any of its securities, or any securities convertible into or exchangeable or exercisable for such securities (except pursuant to registrations on Form S-4 or S-8 or any successor thereto), during the period beginning on the effective date of any Registration Statement in which the Designated Holders of Registrable Securities are participating and ending on the earlier of (i) the date on which all Registrable Securities registered on such Registration Statement are sold and (ii) 180 days after the effective date of such Registration Statement (except as part of such registration).

ARTICLE 6

REGISTRATION PROCEDURES

6.1 Obligations of the Company. Whenever registration of Registrable Securities has been requested pursuant to Article 2, Article 3 or Article 4 of this Agreement, the Company shall use its reasonable best efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method of distribution thereof as quickly as practicable, and in connection with any such request, the Company shall, as expeditiously as possible:

(a) prepare and file with the Commission a Registration Statement on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of such Registrable Securities in accordance with the intended method of distribution thereof, and cause such Registration Statement to become effective; provided, however, that (x) before filing a Registration Statement or prospectus or any amendments or supplements thereto, the Company shall provide counsel selected by the Designated Holders holding a majority of the Registrable Securities being registered in such registration (“Holders’ Counsel”) and any other Inspector with an adequate and appropriate opportunity to review and comment on such Registration Statement and each prospectus included therein (and each amendment or supplement thereto) to be filed with the Commission, subject to such documents being under the Company’s control, and (y) the Company shall notify the Holders’ Counsel and each seller of Registrable Securities of any stop order issued or threatened by the Commission and take all action required to prevent the entry of such stop order or to remove it if entered;

(b) prepare and file with the Commission such amendments and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for the lesser of (x) 180 days and (y) such shorter period which will terminate when all Registrable Securities covered by such Registration Statement have been sold; provided, that if the S-3 Initiating Holders have requested that an S-3 Registration be for an offering on a continuous basis pursuant to Rule 415 under the Securities Act, then the Company shall use reasonable best efforts to keep such Registration Statement effective until all Registrable Securities covered by such Registration Statement have been sold; and shall comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such Registration Statement;

(c) furnish to each seller of Registrable Securities, prior to filing a Registration Statement, at least one (1) copy of such Registration Statement as is proposed to be filed, and thereafter such number of copies of such Registration Statement, each amendment and supplement thereto (in each case including all exhibits thereto), and the prospectus included in such Registration Statement (including each preliminary prospectus) and any prospectus filed under Rule 424 under the Securities Act as each such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller;

(d) register or qualify such Registrable Securities under such other securities or “blue sky” laws of such jurisdictions as any seller of Registrable Securities may request, and to continue such qualification in effect in such jurisdiction for as long as permissible pursuant to the laws of such jurisdiction, or for as long as any such seller requests or until all of such Registrable Securities are sold, whichever is shortest, and do any and all other acts and things which may be reasonably necessary or advisable to enable any such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller; provided, however, that the Company shall not be required to (x) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 6.1(d), (y) subject itself to taxation in any such jurisdiction or (z) consent to general service of process in any such jurisdiction;

(e) notify each seller of Registrable Securities at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the happening of any event as a result of which, the prospectus included in such Registration Statement contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and the Company shall promptly prepare a supplement or amendment to such prospectus and furnish to each seller of Registrable Securities a reasonable number of copies of such supplement to or an amendment of such prospectus as may be necessary so that, after delivery to the purchasers of such Registrable Securities, such prospectus shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(f) enter into and perform customary agreements (including an underwriting agreement in customary form with the Approved Underwriter or Company Underwriter, if any, selected as provided in Article 2, Article 3 or Article 4, as the case may be) and take such other actions as are prudent and reasonably required in order to expedite or facilitate the disposition of such Registrable Securities, including causing its officers to participate in “road shows” and other information meetings organized by the Approved Underwriter or Company Underwriter;

(g) make available at reasonable times for inspection by any seller of Registrable Securities, any managing underwriter participating in any disposition of such Registrable Securities pursuant to a Registration Statement, Holders’ Counsel and any attorney, accountant or other agent retained by any such seller or any managing underwriter (each, an “Inspector” and collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company and its subsidiaries (collectively, the “Records”) as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company’s and its subsidiaries’ officers, directors and employees, and the independent public accountants of the Company, to supply all information reasonably requested by any such Inspector in connection with such Registration Statement. Records that the Company determines, in good faith, to be confidential and which it notifies the Inspectors are confidential shall not be disclosed by the Inspectors (and the Inspectors shall confirm their agreement in writing in advance to the Company if the Company shall so request) unless (x) the disclosure of such Records is necessary, in the Company’s judgment, to avoid or correct a misstatement or omission in the Registration Statement, (y) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction after exhaustion of all appeals therefrom or (z) the information in such Records was known to the Inspectors on a non-confidential basis prior to its disclosure by the Company or has been made generally available to the public. Each seller of Registrable Securities agrees that it shall, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, give notice to the Company and allow the Company, at the Company’s expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential;

(h) if such sale is pursuant to an underwritten offering, obtain “cold comfort” letters dated the effective date of the registration statement and the date of the closing under the underwriting agreement from the Company’s independent public accountants in customary form and covering such matters of the type customarily covered by “cold comfort” letters as Holders’ Counsel or the managing underwriter reasonably requests;

(i) furnish, at the request of any seller of Registrable Securities on the date such securities are delivered to the underwriters for sale pursuant to such registration or, if such securities are not being sold through underwriters, on the date the Registration Statement with respect to such securities becomes effective, an opinion, dated such date, of counsel representing the Company for the purposes of such registration, addressed to the underwriters, if any, and to the seller making such request, covering such legal matters with respect to the registration in respect of which such opinion is being given as the underwriters, if any, and such seller may reasonably request and are customarily included in such opinions;

(j) comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable but no later than fifteen (15) months after the effective date of the Registration Statement, an earnings statement covering a period of twelve (12) months beginning after the effective date of the Registration Statement, in a manner which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

(k) cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed, provided that the applicable listing requirements are satisfied;

(1) keep Holders’ Counsel advised in writing as to the initiation and progress of any registration under Article 2, Article 3 or Article 4 hereunder;

(m) cooperate with each seller of Registrable Securities and each underwriter participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the Financial Industry Regulatory Authority (“FINRA”); and

(n) take all other steps reasonably necessary to effect the registration of the Registrable Securities contemplated hereby.

6.2 Seller Information. The Company may require each seller of Registrable Securities as to which any registration is being effected to furnish, and such seller shall furnish, to the Company such information regarding the distribution of such securities as the Company may from time to time reasonably request in writing.

6.3 Notice to Discontinue. Each Designated Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 6.1(e), such Designated Holder shall forthwith discontinue disposition of Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such Designated Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 6.1(e) and, if so directed by the Company, such Designated Holder shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Designated Holder’s possession, of the prospectus covering such Registrable Securities which is current at the time of receipt of such notice. If the Company shall give any such notice, the Company shall extend the period during which such Registration Statement shall be maintained effective pursuant to this Agreement (including, without limitation, the period referred to in Section 6.1(b)) by the number of days during the period from and including the date of the giving of such notice pursuant to Section 6.1(e) to and including the date when sellers of such Registrable Securities under such Registration Statement shall have received the copies of the supplemented or amended prospectus contemplated by and meeting the requirements of Section 6.1(e).

6.4 Registration Expenses. The Company shall pay all expenses arising from or incident to its performance of, or compliance with, this Agreement, including, without limitation, (i) Commission, stock exchange and FINRA registration and filing fees, (ii) all fees and expenses incurred in complying with securities or “blue sky” laws (including reasonable fees, charges and disbursements of counsel to any underwriter incurred in connection with “blue sky” qualifications of the Registrable Securities as may be set forth in any underwriting agreement), (iii) all printing, messenger and delivery expenses, (iv) the fees, charges and disbursements of counsel to the Company and of its independent public accountants and any other accounting fees, charges and expenses incurred by the Company (including, without limitation, any expenses arising from any “cold comfort” letters or any special audits incident to or required by any registration or qualification), and (v) the reasonable fees, charges and disbursements of one (1) counsel to the Designated Holders in connection with any Demand Registration or piggy-back registration thereon, Incidental Registration or S-3 Registration pursuant to the terms of this Agreement, regardless of whether such Registration Statement is declared effective. All of the expenses described in the preceding sentence of this Section 6.4 are referred to herein as “Registration Expenses.” The Designated Holders of Registrable Securities sold pursuant to a Registration Statement shall bear the expense of any broker’s commission, underwriter’s discount or commission or other selling commissions relating to registration and sale of such Designated Holders’ Registrable Securities and, subject to clause (v) above, shall bear the fees and expenses of their own counsel.

ARTICLE 7

INDEMNIFICATION; CONTRIBUTION

7.1 Indemnification by the Company. The Company agrees to indemnify and hold harmless each Designated Holder, its partners, directors, officers, affiliates and each Person who controls (within the meaning of Section 15 of the Securities Act) such Designated Holder from and against any and all losses, claims, damages, liabilities and expenses (including reasonable costs of investigation) (each, a “Liability” and collectively, “Liabilities”), arising out of or based upon any untrue, or allegedly untrue, statement of a material fact contained in any Registration Statement, prospectus or preliminary prospectus or notification or offering circular (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading under the circumstances such statements were made, except insofar as such Liability arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission contained in such Registration Statement, preliminary prospectus or final prospectus in reliance and in conformity with information concerning such Designated Holder furnished in writing to the Company by such Designated Holder expressly for use therein, including, without limitation, the information furnished to the Company pursuant to Section 7.2. The Company shall also provide customary indemnities to any underwriters of the Registrable Securities, their officers, directors and employees and each Person who controls such underwriters (within the meaning of Section 15 of the Securities Act) to the same extent as provided above with respect to the indemnification of the Designated Holders of Registrable Securities.

7.2 Indemnification by Designated Holders. In connection with any Registration Statement in which a Designated Holder is participating pursuant to Article 2, Article 3 or Article 4 hereof, each such Designated Holder shall promptly furnish to the Company in writing such information with respect to such Designated Holder as the Company may reasonably request or as may be required by law for use in connection with any such Registration Statement or prospectus and all information required to be disclosed in order to make the information previously furnished to the Company by such Designated Holder not materially misleading or necessary to cause such Registration Statement not to omit a material fact with respect to such Designated Holder necessary in order to make the statements therein not misleading. Each Designated Holder agrees to indemnify and hold harmless the Company, its directors, officers, affiliates any underwriter retained by the Company and each Person who controls the Company or such underwriter (within the meaning of Section 15 of the Securities Act) to the same extent as the foregoing indemnity from the Company to the Designated Holders, but only if such statement or alleged statement or omission or alleged omission was made in reliance upon and in conformity with information with respect to such Designated Holder furnished in writing to the Company by such Designated Holder expressly for use in such registration statement or prospectus, including, without limitation, the information furnished to the Company pursuant to this Section 7.2; provided, however, that the total amount to be indemnified by such Designated Holder pursuant to this Section 7.2 shall be limited to the net proceeds received by such Designated Holder in the offering to which the Registration Statement or prospectus relates.

7.3 Conduct of Indemnification Proceedings. Any Person entitled to indemnification hereunder (the “Indemnified Party”) agrees to give prompt written notice to the indemnifying party (the “Indemnifying Party”) after the receipt by the Indemnified Party of any written notice of the commencement of any action, suit, proceeding or investigation or threat thereof made in writing for which the Indemnified Party intends to claim indemnification or contribution pursuant to this Agreement; provided, however, that the failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party of any Liability that it may have to the Indemnified Party hereunder (except to the extent that the Indemnifying Party is materially prejudiced or otherwise forfeits substantive rights or defenses by reason of such failure). If notice of commencement of any such action is given to the Indemnifying Party as above provided, the Indemnifying Party shall be entitled to participate in and, to the extent it may wish, jointly with any other Indemnifying Party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and reasonably satisfactory to such Indemnified Party. The Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be paid by the Indemnified Party unless (i) the Indemnifying Party agrees to pay the same, (ii) the Indemnifying Party fails to assume the defense of such action with counsel reasonably satisfactory to the Indemnified Party or (iii) the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and such parties have been advised by such counsel that either (x) representation of such Indemnified Party and the Indemnifying Party by the same counsel would be inappropriate under applicable standards of professional conduct or (y) there maybe one or more legal defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party. In any of such cases, the Indemnifying Party shall not have the right to assume the defense of such action on behalf of such Indemnified Party, it being understood, however, that the Indemnifying Party shall not be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) for all Indemnified Parties. No Indemnifying Party shall be liable for any settlement entered into without its written consent, which consent shall not be unreasonably withheld. No Indemnifying Party shall, without the consent of such Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which such Indemnified Party is a party and indemnity has been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability for claims that are the subject matter of such proceeding.

7.4 Contribution. If the indemnification provided for in this Article 7 from the Indemnifying Party is unavailable to an Indemnified Party hereunder in respect of any Liabilities referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Liabilities in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions which resulted in such Liabilities, as well as any other relevant equitable considerations. The relative faults of such Indemnifying

Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 7.1, 7.2 and 7.3, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding; provided that the total amount to be contributed by such Designated Holder shall be limited to the net proceeds received by such Designated Holder in the offering.

The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 7.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. No Person guilty of fraudulent misrepresentation (within the meaning of Section 1 l(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

ARTICLE 8

COVENANTS

8.1 Rule 144. The Company covenants that from and after the IPO Effectiveness Date, but only for so long as the Company has a class of securities registered under Section 12 of the Exchange Act, it shall (a) use its reasonable best efforts to file any reports required to be filed by it under the Exchange Act and (b) take such further action as each Designated Holder of Registrable Securities may reasonably request (including providing any information necessary to comply with Rule 144 under the Securities Act), all to the extent required from time to time to enable such Designated Holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 under the Securities Act, as such rule may be amended from time to time, or Regulation S under the Securities Act or (ii) any similar rules or regulations hereafter adopted by the Commission. The Company shall, upon the request of any Designated Holder of Registrable Securities, deliver to such Designated Holder a written statement as to whether it has complied with such requirements.

ARTICLE 9

MISCELLANEOUS

9.1 Recapitalizations, Exchanges, etc. The provisions of this Agreement shall apply to the full extent set forth herein with respect to (i) the Common Interests, (ii) any and all Common Interests of the Company into which the Preferred Interest is converted, exchanged or substituted in any recapitalization or other capital reorganization by the Company and (iii) any and all equity securities of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in conversion of, in exchange for or in substitution of, the Common Interest and shall be appropriately adjusted for any dividends, splits, reverse splits, combinations, recapitalizations and the like occurring after the date hereof. The Company shall cause any successor or assign (whether by merger, consolidation, sale of assets or otherwise) to enter into a new registration rights agreement with the Designated Holders on terms substantially the same as this Agreement as a condition of any such transaction.

9.2 No Inconsistent Agreements. The Company represents and warrants that it has not granted to any Person the right to request or require the Company to register any securities issued by the Company, other than the rights granted to the Designated Holders herein. The Company shall not enter into any agreement with respect to its securities that is inconsistent with the rights granted to the Designated Holders in this Agreement or grant any additional registration rights to any Person or with respect to any securities which are not Registrable Securities which are prior in right to or inconsistent with the rights granted in this Agreement.

9.3 Remedies. The Designated Holders, in addition to being entitled to exercise all rights granted by law, including recovery of damages, shall be entitled to specific performance of their rights under this Agreement. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive in any action for specific performance the defense that a remedy at law would be adequate.

9.4 Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be made by registered or certified first-class mail, return receipt requested, telecopier, courier service or personal delivery;

(a) if to the Company:

Wise Metals Group LLC
857 Elkridge Landing Road
Suite 600
Linthicum, Maryland 21090
Facsimile:	(410)636-3817
Attention:	Chief Financial Officer

with a copy to:

Winston & Strawn, LLP
200 Park Avenue
New York, New York 10166-4193
Facsimile:	(212) 294-4700
Attention:	Robert W. Ericson, Esq.

(b) if to the Investor Holders:

The Teachers’ Retirement System of Alabama, and
The Employees’ Retirement System of Alabama
P.O. Box 302150
135 South Union Street
Suite 570
Montgomery, Alabama 36130
Facsimile:	(334) 240-3268
Attention:	Dr. David G. Bonner, CEO

with additional copies via electronic mail to:

hunterh@rsa.state.al.us
julieb@rsa.state.al.us

with a copy to:

Bradley Arant Rose & White LLP
One Federal Place
1819 Fifth Avenue North
Birmingham, Alabama 35203
Facsimile:	(205) 521-8800
Attention:	Laura P. Washbum

(c) if to any other Designated Holder, at its address as it appears on the record books of the Company.

All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if telecopied. Any party may by notice given in accordance with this Section 9.4 designate another address or Person for receipt of notices hereunder.

9.5 Successors and Assigns; Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto as hereinafter provided. The Demand Registration rights and the S-3 Registration rights and related rights of the Investor Holders contained in Articles 2 and 4 hereof, and the incidental or “piggy-back” registration rights of the Designated Holders contained in Section 2.2 and Articles 3 and 4 hereof and the other rights of each of the Designated Holders with respect thereto shall be, with respect to any Registrable Security, automatically transferred to any Person who is the transferee of such Registrable Security, but only if such Registrable Security is transferred in compliance with the LLC Agreement and such Person agrees in writing to be bound by this Agreement. All of the obligations of the Company hereunder shall survive any such transfer. Except as provided in Article 7, no Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of this Agreement.

9.6 Amendments and Waivers. Except as otherwise provided herein, the provisions of this Agreement may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given unless consented to in writing by (i) the Company and (ii) the Investor Holders holding Registrable Securities representing at least a majority of the aggregate number of Registrable Securities owned by all of the Investor Holders. Any such written consent shall be binding upon the Company and all of the Designated Holders.

9.7 Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

9.8 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

9.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Each of the parties to this Agreement hereby submits to the nonexclusive jurisdiction of the state and federal courts of the State of Alabama in any action, suit or proceeding based on or arising under this Agreement. Each of the parties to this Agreement hereby waives as a defense that any such action, suit or proceeding brought in such courts has been brought in an inconvenient forum or that the venue thereof may not be appropriate and, furthermore, agrees that venue in the State of Alabama for any action, suit or proceeding is appropriate.

9.10 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES TRIAL BY JURY IN ANY ACTION ARISING OUT OF MATTERS RELATED TO THIS AGREEMENT, WHICH WAIVER IS INFORMED AND VOLUNTARY.

9.11 Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

9.12 Rules of Construction. Unless the context otherwise requires, references to sections or subsections refer to sections or subsections of this Agreement.

9.13 Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto with respect to the subject matter contained herein. There are no restrictions, promises, representations, warranties or undertakings with respect to the subject matter contained herein, other than those set forth or referred to herein. This Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter.

9.14 Further Assurances. Each of the parties shall, and shall cause their respective Affiliates to, execute such documents and perform such further acts as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

9.15 Other Agreements. Nothing contained in this Agreement shall be deemed to be a waiver of, or release from, any obligations any party hereto may have under, or any restrictions on the transfer of Registrable Securities or other securities of the Company imposed by, any other agreement including, but not limited to, the Securities Purchase Agreement or the LLC Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be duly executed as of day and year first above written.

COMPANY: Wise Metals Group LLC

By:
Name:	David F.D’Addario
Title:	Chief Executive Officer

INVESTORS: The Teachers’ Retirement System of Alabama

By:
Name:	Dr. David G. Bronner
Title:	Chief Executive Officer

The Employees’ Retirement System of Alabama

By:
Name:	Dr. David G. Broomer
Title:	Chief Executive Officer

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